Geospatial Corporation 8-K

Exhibit 99.1

News Release

Contact:

Mark A. Smith, Chief Executive Officer

Geospatial Corporation

Mark.Smith@GeospatialCorp.com

724-353-3400

Geospatial Corporation Announces Stock Up-Listing to the OTCQB

PITTSBURGH, August 3, 2015 -- Geospatial Corporation (OTCQB: “GSPH”) announced today that the Company’s stock has been up-listed and has begun trading this morning on the OTCQB Venture Market. Geospatial’s stock symbol remains “GSPH”.

Geospatial Corporation utilizes integrated technologies to determine the accurate location and position of underground pipelines, conduits and other underground infrastructure data allowing Geospatial to create accurate (3D) three-dimensional digital maps and models of underground infrastructure. Our website is www.GeospatialCorporation.com. The Company manages this critical infrastructure data on its Cloud-Based GIS Portal called GeoUnderground, our proprietary GIS platform custom designed around the Google Maps API. (www.GeoUnderground.com).

GeoUnderground is the company's powerful Cloud-Based (GIS) geographic information system database that enables users to view and utilize this 3D pipeline mapping information securely from any desktop or mobile device. GeoUnderground seamlessly integrates with Geospatial’s technologies gathering underground, underwater or aboveground geo-referenced digital information of all types of infrastructure.

Licensed users, for the first time, have available to them a suite of technologies allowing them to collect data and create highly accurate 3D maps and models of both above-ground and below-ground infrastructure and view and share this invaluable information in a secure manner with their peers and associates anywhere in the world through a conventional browser via the Cloud.

Geospatial provides integrated data acquisition technologies that accurately locate and map underground and above ground infrastructure assets such as pipelines and surface features via its GeoUnderground Cloud-Based Portal.

GeoUnderground, designed around the Google Maps API, is Geospatial’s cloud-based GIS platform that provides clients with a total solution to their underground asset management needs.

U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for this company on www.otcmarkets.com.

About OTC Markets Group Inc.

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SOURCE:

Geospatial Corporation

Mark A. Smith – Chairman & CEO

Voice: 724-353-3400

Email: Mark.Smith@GeospatialCorp.com

www.GeospatialCorporation.com

www.GeoUnderground.com